Exhibit 99.1

Traws Pharma Completes Analysis of Ratutrelvir Clinical Study in PAXLOVID®-Eligible and Ineligible COVID-19 Patients and Provides Updates for Additional Indication for Tivoxavir Marboxil as a Prophylactic Treatment for Seasonal Influenza

Completed clinical results with ratutrelvir confirm a differentiated profile versus PAXLOVID® with fewer adverse events and no viral rebounds with equivalent time to sustained symptom resolution; results were recapitulated in PAXLOVID®-ineligible patients, representing a significant population with no effective treatment options

Pre-clinical analysis of tivoxavir marboxil tablets demonstrated significantly increased exposure compared to a prototype formulation with predicted 28-day protection in humans from influenza infections against a wide range of seasonal and pandemic variants

PK study of compressed tivoxavir marboxil tablets submitted under open IND in Australia and preparations are underway for a Human Influenza Prophylaxis Challenge Study in the UK

NEWTOWN, PA, February 19, 2026 (GLOBENEWSWIRE) -- Traws Pharma, Inc. (NASDAQ: TRAW, “Traws Pharma”, “Traws” or “the Company”), a clinical-stage biopharmaceutical company developing novel therapies to target critical threats to human health from respiratory viral diseases, today announced the completion of the clinical analysis of its 90-patient, open-label Phase 2 study of ratutrelvir, an investigational oral, ritonavir-free Mpro/3CL protease inhibitor, versus PAXLOVID® in patients with mild-to-moderate COVID-19, together with a single arm in PAXLOVID®-ineligible subjects. Patients ineligible to receive PAXLOVID® are frequently at elevated risk for severe disease and require suitable, safe and effective treatment options. Ratutrelvir has the potential to address this gap in care and may be a valuable therapeutic option.

Ratutrelvir Update

Designed as an active-controlled comparator trial versus PAXLOVID® (nirmatrelvir/ritonavir), the study evaluated patient-reported symptom outcomes, safety, and real-world usability. A separate treatment arm was comprised of patients ineligible for ritonavir-boosted regimens due to contraindications or clinically significant drug–drug interactions.

Patients in the ratutrelvir arm received ratutrelvir 600 mg orally once daily for 10 days, while patients in the comparator arm received PAXLOVID®, administered as nirmatrelvir 300 mg twice daily plus 100mg ritonavir twice daily for 5 days, consistent with approved prescribing information. Patients receiving ratutrelvir who were ineligible for PAXLOVID® reported fewer treatment-related adverse events (3 events in 30 subjects, 10%) compared to subjects receiving PAXLOVID®, (7 events in 30 subjects, 23.3%), and symptoms resolved more quickly in subjects taking ratutrelvir who were ineligible for PAXLOVID®, compared to PAXLOVID® treatment (HR, 1.31; 95% CI, 0.78-2.20, p=0.018).

“From a clinical perspective, the completed data analysis confirms that ratutrelvir may provide a meaningful benefit across a broader range of patients, including those who are unable to receive ritonavir-boosted therapy,” commented Robert R. Redfield, MD, Chief Medical Officer of Traws Pharma. “The favorable tolerability profile, together with a shortened time to symptom resolution and the absence of viral rebound events in ratutrelvir-treated patients, encourages and supports the continued clinical evaluation of ratutrelvir in both acute COVID-19 and in studies designed to better understand its potential impact on longer-term outcomes.”

“The combination of early and sustained symptom improvement, extended dosing duration, absence of viral rebound observed to date, and favorable tolerability supports the strategic hypothesis that ratutrelvir may have utility in reducing post-acute sequelae of SARS-CoV-2 infection (Long COVID),” commented Dr. Redfield. “By enabling earlier and potentially more complete viral clearance, without the limitations associated with ritonavir boosting, ratutrelvir may offer a differentiated approach to both acute COVID-19 treatment and prevention of longer-term complications”.

Tivoxavir Marboxil Update

The Company additionally announced progress in advancing an additional indication for tivoxavir marboxil (TXM), a potential best in class CAP-dependent endonuclease inhibitor, as a once-monthly, single oral tablet for prevention of seasonal influenza.

In prior Phase 1 studies in healthy volunteers, an unformulated powder-in-capsule formulation provided blood levels exceeding 3X EC50 against a basket of common seasonal influenza variants up to 22 days after drug administration. A tablet formulation has been evaluated pre-clinically and demonstrated a 30% increase in exposure compared to the unformulated prototype. “Modelling of these data suggests that the tablet formulation should provide 28-day coverage, enabling a once-a-month prophylactic treatment,” commented C. David Pauza, PhD, Chief Science Officer of Traws Pharma. “We intend to advance these findings into a healthy volunteer study to be conducted under an open IND in Australia and, if the extended exposure is confirmed, we intend to progress TXM into a Seasonal Human Influenza Virus Prophylaxis Challenge Study,” Dr. Pauza continued.

Separately, the FDA informed the Company that its US IND for tivoxavir marboxil was being placed on clinical hold due to concerns with the mutagenicity data package. The FDA intends to communicate its concerns formally, together with suggested mitigation steps, by March 16, 2026. Dr. Redfield commented, “This IND application was originally filed to enable a complete review by the Biomedical Advanced Research and Development Authority (BARDA) of the Company’s application for inclusion in the strategic stockpile for the treatment of avian influenza. While the clinical hold does not directly impact ongoing and planned studies outside of the United States, Traws Pharma appreciates the FDA concern and is working to mitigate this issue in our clinical development plan.”

“Collectively, the advancement of our antiviral portfolio provides a number of significant value inflection points and could provide treatment and prevention options for clinically important viral diseases,” commented Iain Dukes, MA, DPhil, Chief Executive Officer of Traws Pharma.

About Ratutrelvir

Ratutrelvir is an investigational oral, small molecule Mpro (3CL protease) inhibitor designed to be a broadly acting treatment for SARS-CoV-2/COVID-19 that is used without ritonavir. It has demonstrated in vitro activity against a range of virus strains. Preclinical and Phase 1 studies show that ratutrelvir does not require co-administration with a metabolic inhibitor, such as ritonavir, which could avoid ritonavir-associated drug-drug interactions1, and potentially enable wider patient use. Phase 1 data also show that ratutrelvir’s pharmacokinetic (PK) profile demonstrated maintenance of target blood plasma levels approximately 13 times above the EC50 using the target Phase 2 dosing regimen of 600 mg/day for ten days, which may also reduce the likelihood of clinical rebound and, consequently, reduce the risk for Long COVID2. Industry data indicate that COVID treatment represents a potential multi-billion dollar market opportunity3.

About Tivoxavir Marboxil

Tivoxavir marboxil (TXM) is an investigational oral, small molecule CAP-dependent endonuclease inhibitor designed to be administered as a single-dose for the treatment of bird flu and seasonal influenza. It has shown potent in vitro activity against a range of influenza strains in preclinical studies, including a human isolate of the highly pathogenic avian flu H5N1 (bird flu). Consistent, positive preclinical data from three animal species indicate that a single dose of TXM demonstrated a therapeutic effect against H5N1 bird flu. Seasonal influenza represents an estimated multi-billion dollar antiviral market opportunity, largely driven by global health organizations, practice guidelines and government tenders and inclusion in drug stock piling initiatives4,5, with upside potential from potential pandemic flu outbreaks including H5N1 bird flu. We believe that these data support further development of TXM as a treatment for bird flu.

Source information

1.	https://ascpt.onlinelibrary.wiley.com/doi/pdf/10.1002/cpt.2646

2.	Carly Herbert et al. (2025) Clinical Infectious Diseases. https://pubmed.ncbi.nlm.nih.gov/39692474/

3.	Pfizer Inc. annual report on Form 10-K for the fiscal year ended December 31, 2025, filed with the U.S. Securities and Exchange Commission on February 3, 2026

4.	Per link

5.	TRAW data on file

Third-party products mentioned herein are the trademarks of their respective owners.

About Traws Pharma, Inc.

Traws Pharma is a clinical stage biopharmaceutical company dedicated to developing novel therapies to target critical threats to human health in respiratory viral diseases. Traws integrates antiviral drug development, medical intelligence and regulatory strategy to meet real world challenges in the treatment of viral diseases. We are advancing novel investigational oral small molecule antiviral agents that have potent activity against difficult to treat or resistant virus strains that threaten human health: COVID-19/Long COVID and bird flu and seasonal influenza. Ratutrelvir is in development as a ritonavir-independent COVID treatment, targeting the Main protease (Mpro or 3CL protease). Tivoxavir marboxil is in development as a single dose treatment for bird flu and seasonal influenza, targeting the influenza cap-dependent endonuclease (CEN).

Traws is actively seeking development and commercialization partners for its legacy clinical oncology programs, rigosertib and narazaciclib. More details can be found on Traws’ website at https://www.ir.trawspharma.com/partnering.

For more information, please visit www.trawspharma.com and follow us on LinkedIn.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties including statements regarding the Company, its business and product candidates, including the potential opportunity, market size, benefits, effectiveness, safety, and the clinical and regulatory plans for ratutrelvir and tivoxavir marboxil, as well as plans for its legacy programs. The Company has attempted to identify forward-looking statements by terminology including “believes”, “estimates”, “anticipates”, “expects”, “plans”, “intends”, “may”, “could”, “might”, “will”, “should”, “preliminary”, “encouraging”, “approximately” or other words that convey uncertainty of future events or outcomes. Although Traws believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including the outcome of Traws’ IND filing with the FDA, including the current FDA clinical hold for tivoxavir marboxil; the success and timing of Traws’ clinical trials; the potential efficacy of ratutrelvir for the treatment of COVID-19, including the potential to reduce the risk of COVID rebound and Long COVID; the potential for ratutrelvir to gain market acceptance, if and when regulatory approval is obtained, or to become the new standard of care; Traws’ interactions with the FDA, BARDA and similar foreign regulators; collaborations; market conditions; regulatory requirements and pathways for approval; the ongoing need for improved therapy to reduce the frequency of clinical rebound and the concomitant risk for Long COVID; the extent of the spread and threat of the bird flu; the Company’s cash projections; Traws’ ability to raise additional capital when needed; and those discussed under the heading “Risk Factors” in Traws’ filings with the U.S. Securities and Exchange Commission (SEC). Any forward-looking statements contained in this release speak only as of its date. Traws undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events, except to the extent required by law.

Traws Pharma Contact:

Charles Parker

Traws Pharma, Inc.

cparker@trawspharma.com

www.trawspharma.com

Investor Contact:

John Fraunces
LifeSci Advisors, LLC
917-355-2395
jfraunces@lifesciadvisors.com